                                                                   EXHIBIT 10.48


                             [COMPUTRON LETTERHEAD]






May 21, 1996


Mr. William Levering, CPA
1353 Brook Lane
Jamison, PA 18929

Dear William,

This letter is to confirm our offer of employment to you under the following terms and conditions to join Computron Software, Inc. as a Sales/Revenue Controller for the Finance Department reporting to myself, starting employment as soon as possible.

SALARY: Starting salary will be $4,166.67 semi-monthly, paid on the 15th and last business day of each month (this equates to $100,000.00 per annum).

BONUS: You will be eligible for an annual bonus of $14,000.00, connected to the elimination of material weaknesses in the Management letter.

STOCK OPTIONS: We will recommend to the Board of Directors of Computron Software, Inc. that you be awarded a stock option of 10,000 shares of its common stock at its fair market value. Your option, if approved, will be subject to certain vesting and other restrictions identified in Computron Software Inc.'s Stock Option Agreement.

RELOCATION: The company will provide up to $15,000 in expenses for relocation to the New Jersey area, subject to providing proper receipts for reimbursement.

REVIEWS: A performance review will be conducted on or about your one year anniversary, then annually thereafter.

BENEFITS: Computron provides its employees with Medical, Dental and Life Insurance coverage effective date of hire. Optional dependent coverage is available at the employee's expense. Please see attached Outline of Benefit Summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off, and similar. In addition, the Company offers a 401(k) plan, also explained in the Summary.

EMPLOYMENT: Computron Software, Inc. is an equal opportunity employer. In addition, it should be understood that employment is "at will", as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party.

CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of Computron and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies while an active employee of inactive employee. A partial list of items covered by Confidentiality include:

Mr. William Levering
May 21, 1996
Page 2


o Employee Lists                   o Technical Product Knowledge
o Customer Lists                   o Confidential Financial Data
o Prospect Lists                   o Product Price Lists
o Product Materials                o Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of two years after employment at Computron, except for customer lists and possible other technical data, which remains confidential in perpetuity unless Computron makes it available to the public.

Please countersign this offer and Non-Disclosure Agreement and return to me to officially indicate your acceptance. This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act.

Sincerely,


/s/ Rich Yonker
---------------
Rich Yonker
Chief Financial Officer



================================================================================

     I ACCEPT:

      /s/ William Levering                            6/1/96
     ------------------------------------     --------------------------
     William Levering                                     Date

================================================================================


cc:  Personnel Department